Exhibit 2.1

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between Prosper Marketplace, Inc., a Delaware corporation (“PMI”), and Prosper Funding LLC, a Delaware limited liability company and a wholly-owned subsidiary of PMI (“Prosper Funding”).  PMI and Prosper Funding are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties.”

WHEREAS, PMI operates a peer-to-peer online credit platform (the “Platform”) that enables PMI’s borrower members to borrow money and its lender members to purchase certain notes referred to as Borrower Payment Dependent Notes (collectively, the “Notes”), issued by PMI in series under that certain Indenture, dated as of June 15, 2009 (the “Indenture”), by and between PMI and Wells Fargo Bank, National Association, as trustee (the “Trustee”), the proceeds of which facilitate the funding of the loans made to borrower members (collectively, “Borrower Loans”);

WHEREAS, PMI desires to transfer, assign and convey to Prosper Funding, and Prosper Funding desires to acquire, assume and accept from PMI, each of the following: (i) all of PMI’s rights and obligations with respect to all Notes that are outstanding as of the date hereof (collectively, the “Outstanding Notes”); (ii) all of PMI’s rights and obligations with respect to all Borrower Loans corresponding to any of the Outstanding Notes, including without limitation all rights to receive payments thereunder (including all payments of principal and interest); (iii) all of PMI’s rights and obligations with respect to any agreement entered into between PMI and any of its lender or borrower members, on or prior to the date hereof (collectively, the “Customer Agreements”), including without limitation all Lender Registration Agreements, Borrower Registration Agreements, Group Leader Registration Agreements, consents for PMI to make electronic disclosures, agreements pertaining to the terms of use of PMI’s website, authorizations to debit the accounts of PMI’s borrower members, authorizations to obtain credit reports with respect to PMI’s lender members, state financial suitability questionnaires, withholding tax certifications, and any other agreement, document, consent, authorization or other instrument entered into between PMI and its lender or borrower members or delivered to PMI by any of them; (iv) all books, records, information or other documents in PMI’s possession related to such Outstanding Notes or Borrower Loans; (v) the Platform, and all assets and rights of PMI related to the operation of the Platform (other than computer and electronic hardware), as described on Schedule A hereto; (vi) the trademarks, copyrights and domain names identified on Schedule A hereto (collectively, the “IP Assets”), and all related “goodwill assets” identified as such on Schedule A hereto that comprise all of the tangible and intangible assets and information connected with the use of, symbolized by, and embodied in the IP Assets that are necessary for Prosper Funding to continue using the IP Assets in continuity with PMI’s past practice; (vii) each of the accounts, and all funds therein, held by PMI, for the benefit of the holders of the Outstanding Notes, at the Trustee and identified on Schedule B hereto; and (viii) a cash capital contribution in the amount of $[●] (the foregoing clauses (i) through (viii) are referred to herein collectively as the “Transferred Assets”); and

WHEREAS, the Transferred Assets constitute substantially all of the properties and assets of PMI as an entirety, and pursuant to a Supplemental Indenture to be entered into among PMI, Prosper Funding and the Trustee in accordance with the terms of the Indenture, Prosper Funding will assume all of the obligations of, and succeed to and be substituted for, and be entitled to exercise every right and power of, PMI under the Outstanding Notes and the Indenture, with PMI to be discharged thereafter from all obligations and covenants under the Outstanding Notes and the Indenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Assignment and Assumption of Transferred Assets.  Effective as of the date hereof, PMI hereby transfers, assigns and conveys to Prosper Funding and its successors and assigns, and Prosper Funding hereby acquires, assumes and accepts from PMI, all of PMI’s right, title and interest in, to and under, and all of PMI’s obligations under, all of the Transferred Assets.  Such transfer is a capital contribution that has been duly authorized and approved by the board of directors of PMI in accordance with (i) the requirements of the organizational and other governing documents of PMI, and (ii) the requirements of Delaware law applicable to capital contributions between affiliates.

2.             Intellectual Property Filings.

(a)             In connection with the foregoing contribution PMI agrees to (i) record and file at the United States Patent and Trademark Office and any necessary foreign equivalents, at its own expense, the original executed trademark assignment set forth in Schedule C hereto to provide third parties with notice of the conveyance hereunder and to perfect the assignment of the trademark assets to Prosper Funding within the applicable timeframes required in each jurisdiction and (ii) to cause all financing statements and continuation statements (including, without limitation, filings under the Uniform Commercial Code as in effect in Delaware and any other relevant state of the United States, or any foreign equivalent thereto), this Agreement and all amendments hereto, and any other documents necessary to provide  third parties with notice of Prosper Funding’s right, title and interest in, to and under all intellectual property included in the Transferred Assets to be promptly filed, recorded and registered, and at all times to be kept filed, recorded and registered, all in such manner and in such places as ay be required by law fully to preserve and protect the right, title and interest of Prosper Funding in such Transferred Assets, and to deliver to Prosper Funding copies or filing receipts for any document so filed, recorded or registered as soon as reasonably available after such filing, recording or registration.  Prosper Funding will cooperate fully with PMI in connection with PMI’s performance of its obligations set forth in this Section 2(a), including, without limitation, by executing any and all documents reasonably required to fulfill the intent of this Section 2(a).

(b)             In connection with the foregoing contribution, PMI will provide Prosper Funding, its successors, assigns or legal representatives, cooperation and assistance at Prosper Funding’s request and expense (including, but not limited to, the execution and delivery of any  and all affidavits, declarations, oaths, assignments, powers of attorney or other documentation as may be reasonably required) in:

  (i)             the preparation and prosecution of any applications for registration or any applications for renewal of a registration covering any of the transferred trademarks;

  (ii)           the prosecution or defense of any trademark office proceedings, infringement proceedings or other proceedings that may arise in connection with any of the transferred trademarks, including, without limitation, testifying as to any facts related to the transferred trademarks, the contribution thereof to Prosper Funding or this Agreement;

  (iii)           obtaining any additional trademark protection reasonably appropriate that may be secured under the laws now or hereinafter in effect in the United States or any other relevant jurisdiction for the transferred trademarks; and

  (iv)           the implementation of or perfection of this Agreement and the grants, rights and transactions contemplated hereby.

3.             Security Interests.  It is the intention of the Parties that each of the contributions contemplated by this Agreement constitutes an absolute assignment and transfer, and that the beneficial interest in all of the Transferred Assets not be property of PMI’s estate in the event of any filing of a bankruptcy petition by or against PMI under any bankruptcy, insolvency or receivership law.  However, if the transfer of any of the Transferred Assets is deemed to be other than an absolute assignment and transfer, the Parties intend that this Agreement comprise a security agreement (as such term is defined in the Uniform Commercial Code or equivalent statute or law concerning the grant and perfection of security interests in every relevant jurisdiction) that grants a security interest in all of the Transferred Assets to Prosper Funding such that Prosper Funding shall have the rights, powers and privileges of a secured party under the Uniform Commercial Code or equivalent statute or law concerning the grant and perfection of security interests in every relevant jurisdiction, and that the filings, recordings and registrations described in this Section 3 give Prosper Funding a first priority perfected security interest in, to and under all of the Transferred Assets.

4.             Agreement to Fund.  Upon demand by Prosper Funding presented to PMI from time to time, PMI hereby agrees that it shall fund in full, and provide Prosper Funding with the full, complete and timely payment of, any liability, obligation or debt of Prosper Funding arising out of or relating to any of the following, to the extent the following relate to, arise from or are caused by any condition, event or circumstance existing, arising or occurring prior to the date hereof or to any act or omission of PMI as agent of Prosper Funding or in contravention of its duties to Prosper Funding under any contract or agreement between PMI and Prosper Funding:

(a)             any obligation to repurchase any of the Outstanding Notes pursuant to the terms of such Outstanding Note, the Indenture or any Lender Registration Agreement pertaining to such Outstanding Note;

(b)             any obligation to pay arbitration filing fees, administrative  fees or arbitrator fees under any of the Customer Agreements; or

(c)             any indemnification obligations arising out of or relating to any Group Leader Registration Agreement entered into by PMI on or prior to the date hereof.

5.             Representations and Warranties of PMI.  PMI hereby represents and warrants to Prosper Funding, as of the date hereof, as follows:

(a)             Authorization.  PMI is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization.  PMI has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)             No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by PMI of its obligations hereunder will conflict with, breach, violate, constitute a default under or accelerate any rights or obligations under (or constitute an event which, with the passage of time, would result in any of the foregoing): (i) any indenture, mortgage, deed of trust, loan agreement or other contract, agreement, commitment or instrument to which PMI is a party or by which it is bound and which relates to, or imposes any restrictions upon the ability of PMI to transfer to Prosper Funding, the Transferred Assets; (ii) the organizational or other governing documents of PMI; or (iii) in any material respect, any statute, law, judgment, order, writ, decree, permit, license, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over PMI or its property.  The performance by PMI of its obligations hereunder will not require any consent or approval of, or any filing, qualification or registration with, any court or governmental or regulatory agency or authority having jurisdiction over PMI or its property or any other third party.

(c)             Title to Transferred Assets.  PMI owns all right, title and interest in, to and under the Transferred Assets, free and clear of all liens, pledges, claims, security interests, charges, restrictions, limitations or other encumbrances of any kind (collectively, “Liens”), other than restrictions under federal and state securities laws.  Upon execution of this Agreement by the Parties and the consummation of the transactions contemplated hereby, Prosper Funding will acquire good title to such Transferred Assets free and clear of all Liens other than restrictions under federal and state securities laws and any Liens created by Prosper Funding.

(d)             Certain Conduct.  At all times prior to the date hereof and during the entire term of each of the Outstanding Notes, PMI has (i) used commercially reasonable efforts to service and collect the Borrower Loan corresponding to each Outstanding Loan, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Borrower Loans; and (ii) used commercially reasonable efforts to maintain backup servicing arrangements providing for the Borrower Loan corresponding to each Outstanding Loan to be serviced and collected in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Borrower Loans, in each case of the foregoing clauses (i) and (ii), all in accordance with PMI’s obligations set forth in Sections 3.6(a) and (b) of the Indenture, respectively.

(e)             Transferred IP Assets.

  (i)             Schedule of Licenses.  The information set forth in Schedule A  hereto is true and correct in all material respects.

  (ii)            Compliance with Law.  The assignment and contribution of the Platform and the IP Assets (collectively, the “Transferred IP Assets”) pursuant to this Agreement complies in all material respects with all requirements of applicable federal, state, local, and foreign laws, and regulations thereunder.

  (iii)           All Filings Made.  PMI has caused or will cause the filing of all appropriate financing statements and other filings (including, but not limited to, UCC filings (and relevant foreign equivalents) and trademark filings (with the United States Patent and Trademark Office and relevant foreign equivalents)) in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Transferred IP Assets granted to Prosper Funding hereunder, or as otherwise necessary in any jurisdiction to provide third parties with notice of the transfers and assignments herein contemplated and to perfect the absolute conveyance of the Transferred IP Assets from PMI to Prosper Funding on the date hereof, and no other consent, approval, or order of, or filing with, any court or governmental body is required to be obtained or made by PMI for the consummation of the transactions in the manner contemplated by this Agreement, except such as have been obtained as of the date hereof or such as may be required under state securities laws; provided, however, that if (A) any filing or trademark filing is not accepted by the relevant governmental authority or is not effective to provide such notice or to perfect such conveyance, and (B) such nonacceptance or ineffectiveness would not have a material adverse effect on the conveyance of the Transferred IP Assets, such event will not constitute a breach of this representation.

  (iv)           Priority.  Other than the security interest granted to Prosper Funding pursuant to this Agreement, PMI has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred IP Assets.  PMI has not authorized the filing of and is not aware of any financing statements against PMI that include a description of collateral covering the Transferred IP Assets other than any financing statement relating to the security interest granted to Prosper Funding hereunder or that has been terminated.  PMI is not aware of any judgment or tax lien filings against PMI.

  (v)             Lawful Assignment.  The contribution, transfer, and assignment of the Transferred IP Assets under this Agreement and the related assignments are not unlawful, void, or voidable pursuant to the laws or statutes of any jurisdiction, nor will they result in a breach, default, conflict, lien, violation of, or material adverse effect upon, any of the Transferred IP Assets.

  (vi)            Validity.  The trademarks that are part of the Transferred IP Assets are valid, subsisting, enforceable, and have not been abandoned in any applicable jurisdiction.

  (vii)           No Infringement.  The trademarks that are part of the Transferred IP Assets do not violate the trademark rights of any third party and there is no action or proceeding pending or threatened alleging that such trademarks infringe upon the rights of any third party.

  (viii)          No Adverse Judgments.  No domestic or foreign court, tribunal, or other official governmental authority, including the United States Patent and Trademark Office or any foreign equivalent, has entered a holding, judgment or decision canceling or otherwise limiting PMI’s interest in the Transferred IP Assets.

  (ix)            No Pending Actions.  No action or proceeding is pending or, to PMI’s knowledge, threatened, seeking to limit, cancel, or question the validity of any material portion of the Transferred IP Assets or of PMI’s ownership interest therein, that if adversely determined would have a material adverse effect on the Transferred IP Assets or the conveyance thereof by PMI to Prosper Funding hereunder.

  (x)             Quality Control.  Through the date hereof, PMI has examined, monitored and otherwise policed the trademarks that are part of the Transferred IP Assets in a manner and to an extent necessary and sufficient to prevent the abandonment of any such trademarks.

6.             Representations and Warranties of Prosper Funding.  Prosper Funding hereby represents and warrants to PMI, as of the date hereof, as follows:

(a)             Authorization.  Prosper Funding is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization.  Prosper Funding has the requisite power and authority to enter into, execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)             No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by Prosper Funding of its obligations hereunder will conflict with, breach, violate, constitute a default under or accelerate any rights or obligations under (or constitute an event which, with the passage of time, would result in any of the foregoing): (i) any indenture, mortgage, deed of trust, loan agreement or other contract, agreement, commitment or instrument to which Prosper Funding is a party or by which it is bound and which relates to, or imposes any restrictions upon the ability of Prosper Funding to acquire from PMI, the Transferred Assets; (ii) the organizational or other governing documents of Prosper Funding; or (iii) in any material respect, any statute, law, judgment, order, writ, decree, permit, license, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over Prosper Funding or its property.  The performance by Prosper Funding of its obligations hereunder will not require any consent or approval of, or any filing, qualification or registration with, any court or governmental or regulatory agency or authority having jurisdiction over Prosper Funding or its property or any other third party.

7.             Indemnification.

(a)             From and after the date hereof, PMI shall indemnify and hold harmless Prosper Funding from and against any and all claims, losses, liabilities, obligations, damages, deficiencies, taxes, assessments, fines, judgments, costs and expenses, including without limitation reasonable costs and expenses of responding to, investigating and defending a claim, and all reasonable attorneys’ fees and expenses (collectively, “Losses”), incurred or suffered by Prosper Funding to the extent such Losses arise out of or relate to any liability, obligation or debt, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, of Prosper Funding arising out of or relating to any of the following:

  (i)             any breach of any representation or warranty of PMI, or any failure by PMI to perform any of its covenants, agreements or obligations, contained in this Agreement; or

  (ii)            any Losses arising out of or relating to any of the Customer Agreements, including any Losses arising out of or relating to any breach of PMI’s representations or warranties thereunder, to the extent relating to, arising from or caused by any condition, event or circumstance existing, arising or occurring on or prior to the date hereof or to any act or omission of PMI as agent of Prosper Funding or in contravention of its duties to Prosper Funding under any contract or agreement between PMI and Prosper Funding.

(b)             If Prosper Funding receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which a claim for indemnification may be made under Section 7(a) (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnity, and Prosper Funding intends to seek indemnity therefor pursuant to Section 7(a), Prosper Funding shall promptly provide PMI with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of Prosper Funding to give such notice on a timely basis will not relieve PMI from its indemnification obligations hereunder.  With respect to any Third Party Claim, PMI shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third Party Claim at its own expense.  If PMI does not so assume control of such defense or withdraws from such defense, Prosper Funding shall control such defense.  Prosper Funding shall reasonably assist and cooperate with PMI and its counsel in the defense or compromise of any such claim or demand.  Such reasonable assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees, upon reasonable advance notice and for reasonable periods of time, to assist in the investigation, defense and resolution of such matters and providing reasonable legal and business assistance with respect to such matters.  If PMI assumes the defense of a Third Party Claim, no compromise, discharge or settlement of such claims may be effected by PMI without the consent of Prosper Funding unless (A) such compromise, discharge, or settlement provides for a complete and unconditional release of Prosper Funding, and (B) the sole relief provided in connection therewith is monetary damages that are paid in full by PMI.  If, however, PMI does not assume the defense of a Third Party Claim, no compromise, discharge or settlement of such claims may be effected by Prosper Funding without PMI’s prior written consent.

(c)             If Prosper Funding shall have a claim to be indemnified by PMI under Section 7(a) which does not involve a Third Party Claim, and Prosper Funding intends to seek indemnity therefor pursuant to Section 7(a), Prosper Funding shall send to PMI a written notice specifying the nature, the amount thereof, to the extent known, and the basis for indemnification sought, promptly after Prosper Funding discovers the liability, obligation or facts giving rise to such claim for indemnity.  Failure of Prosper Funding to give such notice on a timely basis will not relieve PMI from its indemnification obligations hereunder.

8.             Further Assurances.  Each Party hereby agrees to furnish upon request to the other Party such further information, to execute and deliver to the other Party such other documents, and to do such other acts and things, in each case as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and perfecting the transactions contemplated hereby.

9.             Third Party Beneficiaries.  There are no third-party beneficiaries to this Agreement; provided, however, that the Trustee and holders of Outstanding Notes shall be and are express third-party beneficiaries of, and shall be entitled to enforce, the obligations of PMI set forth in Section 4 hereof, including the indemnification obligations of PMI under Section 7 hereof directly relating to its undertakings in Section 4 hereof; provided, further, however that no holder of an Outstanding Note (nor the Trustee of behalf of such holder) will have any right to enforce such obligations from and after any time when Prosper Funding has itself (from its own resources or otherwise) purchased such Outstanding Note or paid the relevant indemnification amount to the holder of such Outstanding Note  to which such funding obligation of PMI set forth in Section 4 relates.

10.             Survival.  The provisions of Section 2, Section 4, Section 7 and Section 9 will survive any termination of this Agreement.

11.             Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of applicable law, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable law.

12.             Amendment, Modification and Waiver.  No amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both of the Parties; provided, that any amendment, modification or waiver of Section 4, Section 7, Section 9 or this Section 12 that would adversely affect the rights of the holders of any series of Outstanding Notes shall require the written consent of the holders of at least a majority in aggregate Principal Amount (as such term is defined in the Indenture) of such series.  Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

13.             Assignment.  This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any assignment in violation of this Section 13 shall be void.  Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties.

14.             Notices.  Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted to be given to either Party hereunder shall be in writing and shall be deemed given only if delivered to such Party personally or sent to such Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 14), by overnight courier, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below:

If to PMI:

 Prosper Marketplace, Inc.
 111 Sutter Street, 22nd Floor
 San Francisco, CA 94104
 Attention:  [  ]
 Facsimile:   [  ]

If to Prosper Funding:

 Prosper Funding LLC
 c/o Prosper Marketplace, Inc.
 111 Sutter Street, 22nd Floor
 San Francisco, CA 94104
 Attention:  [  ]
 Facsimile:   [  ]

or to such other address or person as either Party may have specified in a notice duly given to the other Party as provided herein.

15.             Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same Agreement.  This Agreement may also be executed and delivered by facsimile signature and in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

16.             Headings.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.             Governing Law and Consent to Jurisdiction.  This Agreement and the legal relations between the Parties shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its conflict of laws rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PROSPER MARKETPLACE, INC.

By:
Name:
Title:

PROSPER FUNDING LLC

By:
Name:
Title: